UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2008

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 11, 2008, the Board of Directors of Intervest Bancshares Corporation (the “Company”) approved the award of cash bonuses to the executive officers of the Company or its wholly owned subsidiaries, as follows, with such bonuses to be paid on or before January 31, 2009: Keith Olsen, President of Intervest National Bank—$15,000; John Arvonio, Chief Financial and Accounting Officer of the Company and Intervest National Bank- $10,000; Stephen Helman, Vice President of the Company and its subsidiaries—$10,000; and John Hoffmann, Chief Financial Officer of Intervest Mortgage Corporation—$7,500. The bonuses awarded to Messrs. Olsen and Arvonio will be paid by Intervest National Bank and the bonuses awarded to Messrs. Helman and Hoffmann will be paid by Intervest Mortgage Corporation.

On December 11, 2008, the Board of Directors of the Company renewed employment agreements between the executive officers noted above and the Company’s subsidiaries for one year expiring on December 31, 2009 and approved increased annual base salaries effective January 1, 2009 as follows: Keith Olsen, $350,000; John Arvonio, $220,000; Stephen Helman $245,000; and John Hoffmann $139,000.

On December 11, 2008, the Board of Directors of the Company awarded options pursuant to the Company’s 2006 Long-Term incentive Plan to all employees and directors of the Company and its subsidiaries to acquire shares of the Company’s Class A common stock at an exercise price of $7.50 per share. Options were awarded to executive officers as follows: Lowell Dansker, Chairman, 18,600 options (which includes 6,600 options awarded for his service as a director); John Arvonio: 5,700 options; Keith Olsen: 12,000 options; Stephen Helman: 10,770 options (which includes 6,300 options awarded for his service as a director), and Mr. Hoffmann: 4,500 options. The options are 100% vested and exercisable as of the grant date of December 11, 2008, and expire 10 years following the date of grant or earlier under certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: December 15, 2008	By:	/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Executive Vice President
(Principal Executive Officer)

Date: December 15, 2008	By:	/s/ John J. Arvonio
John J. Arvonio, Chief Financial and Accounting Officer
(Principal Financial Officer)